                                                                 Exhibit: 10.3FD

                               FUNDEX GAMES, LTD.
                1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Purpose: This Stock Option Plan is intended for those members of the Board of Directors who are not employees.

Effective date: Date of adoption by the Board of Directors, with Shareholder approval required within twelve months. Options may be granted after adoption but prior to shareholder approval.

Shares Subject to Plan: Currently 75,000.

Plan Administration: Compensation Committee administers this Plan.

-        Committee has full and conclusive authority to rewrite the Plan;

-        Committee may appoint an administrator to run the Plan.

Terms and Conditions of Formula Stock Option Awards: Each director receives stock options according to the following terms:

- Initial grant of an option to purchase 2000 shares occurs on the first business day after election or appointment to the Board of Directors, at an exercise price equal to the then-existing fair market value;

- Thereafter, annually each director receives an option to purchase 2000 shares, at an exercise price equal to the then-existing fair market value of the shares;

- fair market value equals the market price or, if that is unavailable, then the Committee's determination.

General Terms and Conditions of Options: Options granted to directors are subject to the following conditions:

- Written notice to company and full payment required before option can be exercised;

- Payment in full (i) by cash, (ii) by stock of equal value, or (iii) by "cashless exercise" through a broker;

-        Ten-year time limit on exercise of options;

- If a director dies, his unexercised options can be exercised by his heirs or his estate, subject to a one-year time limit or the expiration date of the option;

- No option maybe exercised in the fiscal year it was granted (exceptions exist).

Changes in Capitalization: Appropriate and proportionate changes in the stock amounts and prices will be made.

Limitation of Rights: Under this Plan:

- No one has a right to continue as director or any assurance of compensation;

-        No one is granted any shareholder rights until issuance of shares;

-        A director's participation ends upon his becoming an employee.

Transferability: only by will or due to disability, and then only after six months have passed.

Amendment, Modification, and Termination: Board may terminate, amend or modify the terms of the Plan at any time, except that the Board may NOT do any of the following:

-        Increase number of aggregate shares available under the Plan;

-        Extend an option's exercise period;

-        Extend the term of the Plan;

-        Change an option's exercise price. or

- Alter the class of persons eligible to receive options; (such changes need shareholder approval).

-        Retroactively amend a previously granted option;

- Change section five ("General Terms and Conditions") more than twice a year.

RESTRICTIONS ON DELIVERY AND SALE OF SHARES: The Compensation Committee can hold up delivery of shares in order to comply with applicable securities laws.